EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) made as of October 31, 2005 (the "Effective Date"), by and between Innofone.com, Inc., a Nevada corporation, having its principal office at 1431 Ocean Avenue, Suite 1100, Santa Monica, CA 90401 (“Employer") or (“Company”), and Alex Lightman residing at 1431 Ocean Avenue, Suite 419, Santa Monica, CA 90401 ("Executive”).

W I T N E S S E T H

WHEREAS, Employer is a publicly traded company currently listed on the OTC:BB and in the business, through a recent merger with IPv6, Summit, Inc., of developing high-technology involving the next generation of the Internet and related technologies;

WHEREAS, Executive is a highly skilled executive with experience operating and managing technology businesses; and

WHEREAS, Employer desires to employ Executive, and Executive desires to be employed by Employer, to perform the services set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.	EMPLOYMENT.

Employer hereby employs Executive, and Executive accepts employment with Employer, pursuant to the terms and conditions of this Agreement.

2.	POSITION AND TITLE; DUTIES.

A.
During the Term (as hereinafter defined), Executive shall have the position and title of Chief Executive Officer and Chairman of the Board of Employer. In such capacity, Executive shall perform the following duties, for Employer during the Term and on a full-time basis:

(i)	Manage and oversee and be responsible for the planning of Employer’s strategy and business plans;

(ii)	Be responsible for overseeing the Employer’s operations and ensuring that all other corporate officers and directors are performing in accordance with their respective roles and duties;

(iii)
Be responsible for ensuring the compliance of the Employer with the requirements of regulatory agencies including but not limited to the Securities and Exchange Commission and the Internal Revenue Service;

(iv)	Oversee and manage the development of leads for acquisitions and growth;

(v)	Manage the Company in such a way as to use best efforts to enhance Company shareholder value, maximize potential for profit;

(vi)	Ensure that all Company transactions are made in the best interests of the Company and its shareholders; and

(vii)	Perform such other duties as are reasonably associated with such position and such other duties consistent therewith as may reasonably be requested by Employer.

B.	Executive shall notify Employer in writing promptly, but in no event later than five (5) days, after Executive has received notice of any of the following:

(i)
Executive becomes the subject of a disciplinary proceeding or action, or the subject of any investigation, sanction or similar action by any federal, state or private peer review organization or agency, or the subject of an audit or similar proceeding by any regulatory agency; or

(ii)
any event occurs that substantially interrupts all or a portion of Executive’s performance hereunder or that materially adversely affects Executive’s ability to perform his duties under this Agreement.

C.
As disclosed to Employer and with Employer’s full knowledge, the Executive maintains business interests outside the scope of those covered in this Agreement including those activities as owner and manager of other private business and investments (“Other Activities”). Regardless of Other Activities, Executive shall devote such of his business time, attention, knowledge, skill and energy to the business and affairs of the Employer during the Term as necessary to fulfill his obligations hereunder, and shall at all times use his best efforts and abilities to promote the Employer’s interests and as necessary to fulfill his obligations under Section 2.B.

3.	COMPENSATION.

A.
Executive is deemed to be an employee of Employer for all purposes as provided by law, including for purposes of federal law and for purposes of state law related to taxes unemployment compensation, salary, benefits, and workers' compensation. As compensation for services rendered by Executive while employed hereunder, Employer will pay Executive the compensation set forth below:

(i)
During the Term, as defined hereunder, the Employer shall pay Executive the salary of Two Hundred and Ninety-Five Thousand Dollars ($295,000) per annum as compensation (the “Compensation”). The Compensation shall be paid in regular bi-weekly payments, in accordance with Employer’s salary payment procedures as in effect from time to time. The Compensation shall be subject to withholding and deductions for all applicable taxes. In addition, Employer shall provide Executive bonus compensation during the Term as follows:

(a)
A performance target bonus equal to a maximum of thirty percent (35%) of the total cash value of each annual salary paid to Employee (“Target Bonus”) and determined solely at the election of the Board of Directors of Employer or such Compensation Committee as may be established by Employer and as calculated by such determining body on or about December 31 of each year worked by Employee. It is understood that fifty percent (50%) of any such Target Bonus may be taken in the form of cash and the balance of such Target Bonus taken in the form of common stock by Employee and pro rata depending on the actual Target Bonus issued by the Employer in any given Term. The Target Bonus shall be based on annual goal attainment as set by the Employer for both Employee and the Company.

(b)
Subject to the discretion of the Compensation Committee of the Company or, if none, at the discretion of the Board of Directors of the Company, Employee shall also be entitled to bonus cash compensation equal to thirty five percent (35%) of the total cash value of the annual salary payable to Employee for each and every merger and/or acquisition made by the Company of a non-affiliated third party entity (“Performance Bonus”) those closing of which provides no less than $1,000,000 of estimated annual accretive EBITDA to the Company.

(c)
It is understood and agreed that regardless of Employee’s performance hereunder and notwithstanding performance under Section 3 (A) (i) (a) and/or (b), above, the maximum total combined Target Bonus and Performance Bonus payable to Employee in any given 12 month period shall be no greater than one hundred percent (100%) of Employees annual salary for such period.

(ii)
Executive shall be eligible at Executive’s election to participate in any bonus or incentive programs on the same terms as instituted for key employees of Employer and as implemented by the Company’s Compensation Committee.

(iii)	Employer shall make available to the Executive employee benefits of the type Employer generally makes available to the other executive officers of Employer.

4.	VACATION TIME.

For the Term, Executive shall be entitled to three (3) weeks of paid time off per contract year for vacation and one week for sick leave time (collectively “PTO”). Thereafter, Executive shall be entitled to the amount of PTO for vacation, sick leave as may be made available by Employer to other persons similarly employed by it in positions and with seniority similar to that of Executive.

5.	REIMBURSEMENT OF EXPENSES.

Employer shall pay directly, or shall reimburse Executive upon presentation of an itemized accounting for, the following reasonable expenses as reasonably and in good faith approved in advance by Employer in accordance with Employer’s policies and procedures then in effect:

A.
Costs of membership in, and subscription expenses for publications of, generally recognized organizations in which Executive is or may become a member, as well as the cost of journals, books, and other educational material reasonably related to the duties performed by Executive hereunder, as reasonably approved by Employer including but not limited to subscriptions, media, forums, and conferences, required cellphone use for the business, computer needs as mutually agreed;

B.
Costs of transportation, room, and board and other expenses related to Executive's performance hereunder, as reasonably approved by Employer and including business-class travel arrangements for travel outside the continental United States and as afforded other key executives of the Company; and

C.	All other reasonable expenses incurred by Executive in connection with the performance of his duties under this Agreement, including expenses for entertainment and similar items.

D.
Reimbursement of any and all reasonable health insurance premiums for Executive and his family, not to exceed $370 per month, commencing on the execution hereof and so long as this Agreement is in effect.

6.	TERM, RENEWAL, SUSPENSION OR TERMINATION.

A.
Unless terminated earlier pursuant to the provisions hereof, this Agreement and Executive's employment hereunder shall commence on the Effective Date and shall be guaranteed to continue for a minimum of two (2) years thereafter (“Term”) and shall renew thereafter for a period of two (2) years on each anniversary thereafter (each, a “Renewal Term”) unless written notice of the non-renewal has been given by one party to the other party no later than One Hundred and Eighty (180) days prior to the end of the then-current Term (“Notice Period”). Either Employer or Executive may terminate this Agreement at any time without cause upon One Hundred and Eighty (180) days notice to the other party provided that any balance payment of salary for the remainder of the Term period is paid in full to Employee along with all Additional Compensation and Bonus compensation in full and accelerated for full vesting so long as this Agreement is not terminated (a) by Executive or (b) by Employer for cause as defined herein.

B.	Employer may terminate this Agreement immediately upon written notice to Executive and without further pay at anytime “for cause" if:

(i)	Executive engages in acts of proven fraudulent conduct;

(ii)	Executive is convicted of a felony;

(iii)	Executive fails to materially perform hereunder.

C.
This Agreement shall terminate upon the death of Executive. Employer may terminate this Agreement upon written notice to Executive or his personal representative at anytime for the disability (as hereinafter defined) of the Executive. For all purposes of this Agreement, "disability" shall mean temporary or permanent incapacity, physical or mental, which results in Executive's being unable to perform the requirements of his position hereunder for a continuous period in excess of four (4) months.

D.
Upon termination of this Agreement, Employer shall pay Executive all Compensation and any Bonus earned but not yet paid as of the date of termination. If this Agreement is terminated without cause, then Employer shall pay Executive any and all compensation due hereunder for a minimum of the total Term (one year) plus through the Notice Period (180 days).

7.	INSURANCE.

During the Term, Employer shall provide Executive with Directors/Officers insurance, naming Executive as an insured as long as Executive is employed by Employer, including

a. rendering to and on behalf of Employer the services to be provided hereunder,

b. receiving disability benefits from Employer as a result of temporary disability.

So long as Executive was acting lawfully and professionally, within the scope of his duties and in compliance with his obligations hereunder, Employer shall indemnify and hold Executive harmless for any claims, causes of action, judgments or liabilities ("Liability") against or incurred by Executive in connection with or resulting from (a) the performance of his duties hereunder (such indemnification to be within the scope of liability insurance coverage for Executive procured by Employer and excluding any liabilities excluded by such insurance); (b) any Liability related to or arising from Executive's ownership of the Company common stock or options not including tax consequences arising from same, if any.

8.	RESTRICTIVE COVENANTS.

A.	During the term of this Agreement and any renewal period thereof and for a period of one (1) year following the date of expiration or termination of this Agreement, Executive shall not:

(i)	Directly or indirectly attempt to solicit or solicit the Employer’s employees to terminate, curtail or restrict their relationship with Employer;

(ii)
Directly or indirectly attempt to solicit or solicit any person employed or contracted by Employer to leave their employment or not fulfill their contractual responsibility, whether or not the employment or contractual arrangement is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will; or

(iii)
Directly or indirectly employ any person employed or contracted by Employer as of the date of expiration or termination of this Agreement, whether or not the employment or contractual arrangement is full-time or temporary, pursuant to a written or oral agreement, or for a determined period or at will.

B.
Executive shall keep and maintain confidential at all times, during the Term and thereafter, all trade secrets or confidential or proprietary information of Employer, including but not limited to lists, data, know-how, technology, strategy and the terms and conditions of this Agreement (and all agreements and documents associated herewith) and shall not disclose the same to any third persons or entities whomsoever, except to Executive's legal counsel and accountants, and except as otherwise required by law, and Executive shall not use the same for personal gain.

C.	The provisions of this Section 8, as well as all remedial provisions contained in this Agreement and related thereto, shall expressly survive the termination of this Agreement.

9.	MISCELLANEOUS.

A.
Any notice, consent, or other communication which either party hereto is required or permitted to give to the other party shall be deemed duly given if in writing and if delivered personally, sent by registered or certified mail, return receipt requested, or by overnight delivery by a nationally recognized courier, to the recipient at his or its address first stated above or at such other address of which he or it shall have given the other party due notice hereunder. All notices duly given hereunder shall be deemed effective (a) upon delivery if delivered personally, (b) forty-eight (48) hours after posting if mailed, or (c) the next business day if delivered by nationally recognized overnight courier service.

B.
The failure of either party hereto to insist in any one or more instances upon the performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder, or of the future performance of any such term or condition.

C.
Executive acknowledges that all files, records, lists, books, records, literature, products, computer hardware and software, cellular telephone and other materials owned by Employer or used by it in connection with the conduct of its business shall at all times remain the property of Employer as appropriate, and that upon termination of this Agreement, irrespective of the time manner, or cause of such termination, Executive will surrender to Employer as appropriate, all such files, records, lists, books, records, and other items of value, including but not limited to computer hardware and software, cellular telephone, etc.; provided, however, that upon Executive's termination of employment, he shall, at his own expense, be entitled to copy the records of any legal matter of the Company. The provisions of this Section shall expressly survive the termination of this Agreement.

D.
This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs, and legatees of the respective parties hereto. Executive acknowledges that this is an agreement to retain his personal services and, as such, Executive may not assign his rights under this Agreement. The parties hereby agree that Employer may, with the consent of Executive and upon assignment terms as may be required by Employer, assign this Agreement in whole or in part to any affiliate of Employer or any party that acquires all or substantially all of the assets of Employer.

E.	No modification or amendment of this Agreement shall be binding unless in writing add signed by the parties hereto.

F.
Any and all disputes arising out of, under, in connection with, or in relation to this Agreement shall be settled by arbitration in Los Angeles, California, utilizing JAMS in accordance with its rules and for which judgment upon any award rendered may be entered in any court having jurisdiction thereof. Any designated JAMS arbitrator shall be familiar with the corporate legal profession and such dispute resolution.

G.	This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be wholly performed within said State.

H.
Notwithstanding anything herein contained to the contrary, Executive, unless directed to do so by Employer, shall not have the right to enter into any material contracts or commitments for or on behalf of Employer without prior consent of Employer.

I.
Neither party shall be liable or be deemed in default of this Agreement for any delay or failure to perform caused by Acts of God, war, disasters, strikes, or any similar cause beyond the control of either party.

J.	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

K.
This Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. Executive specifically acknowledges that in entering into and executing this Agreement, Executive relies solely upon the representations and agreements contained in this Agreement and no others.

L.	Employer and Executive are the mutual drafters of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the day and year first above written.

EMPLOYER: INNOFONE.COM, INC.

By: /s/ Paul Shephard
Paul Shephard
Its: Secretary

EXECUTIVE:

By: /s/ Alex Lightman
Alex Lightman